Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

FMC CORPORATION

INCENTIVE COMPENSATION AND STOCK PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between FMC Corporation (the “Company”) and [                    ] (the “Participant”).

WHEREAS, the Company maintains the FMC Corporation Incentive Compensation and Stock (the “Plan”); and

WHEREAS, Section 13 of the Plan authorizes the grant of Awards payable in, and valued with reference to, Common Stock; and

WHEREAS, to compensate the Participant for his past and anticipated future contributions to the Company and to further align the Participant’s personal financial interests with those of the Company’s stockholders, the Compensation and Organization Committee of the Company’s Board of Directors approved this grant of restricted stock units to the Participant on the terms described below, effective [                    ] (the “Grant Date”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Restricted Stock Units.

(a) Pursuant to the Plan and as of the Grant Date, the Company hereby awards to the Participant [            ] restricted stock units on the terms and conditions set forth herein (the “Units”). The terms of the Plan are incorporated herein by this reference and made a part of this Agreement. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan.

(b) Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one share of Common Stock (each a “Share”) at a specified time. The Units will become vested, and Shares will be issued in respect of vested Units, as set forth in this Agreement.

2. Vesting.

(a) Subject to the Participant’s continued employment by the Company or any of its Affiliates through the applicable date or event, 100% of the Units shall become vested on:

(i) [                    ] (the “Specified Date”); or

(ii) if sooner, upon:

(A) the date the Participant has both attained age 62 and completed 10 years of service;

(B) the Participant’s attainment of age 65;

(C) the Participant’s death;

(D) the Participant’s Disability;

(E) a Change in Control; or

(F) the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).

(b) In addition, if the Participant’s employment is terminated by the Company without Cause prior to the date the Units otherwise vest, a pro-rata portion of the Units (based on the number of days the Participant was employed by the Company or any of its Affiliates from and after the Grant Date and prior to the Specified Date, relative to the total number of days in the period beginning on the Grant Date and ending on the Specified Date) shall become vested on the effective date of such termination of employment.

(c) Upon a cessation of the Participant’s employment with the Company or any of its Affiliates, any Unit that has not become vested on or prior to the effective date of such cessation will then be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.

3. Timing of Issuance.

(a) Subject to Section 3(b), Shares will be issued in respect of all vested Units upon the earliest to occur of:

(i) the Specified Date;

(ii) the Participant’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)), provided that such separation is due to either (A) a termination by the Company without Cause, or (B) the Participant’s Disability, if such condition does not render the Participant “disabled” as that term is defined in Treas. Reg. §§ 1.409A-3(i)(4)(i) and (iii);

(iii) the Participant Disability, if such condition renders the Participant “disabled” as that term is defined in Treas. Reg. §§ 1.409A-3(i)(4)(i) and (iii);

(iv) the Participant’s death;

(v) a Change in Control, provided that such Change in Control also constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” (as those terms are defined in Treas. Reg. §§ 1.409A-3(i)(5)); or

(vi) the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).

(b) Notwithstanding anything herein to the contrary:

(i) to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi), the issuance of Shares in respect of a number of vested Units will be accelerated to the date that employment taxes become payable with respect to this Award. Such number of Units will be equal to the reasonably estimated amount of employment taxes then required to be withheld and remitted, divided by the then current Fair Market Value;

(ii) to the extent the requirements of Treas. Reg. § 1.409A-2(b)(7)(ii) are met, the issuance of Shares hereunder will be delayed to the extent the Company reasonably anticipates that the issuance will violate Federal securities laws or other applicable laws; and

(iii) to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, Shares that are otherwise issuable upon the Grantee’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) will be deferred (without interest) and issued to the Grantee immediately following that six month period.

4. Non-Transferability. Neither the Units nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company.

5. Stockholder Rights.

(a) The Participant will not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.

(b) The foregoing notwithstanding, if the Company declares and pays a cash dividend or distribution with respect to its Common Stock while Units are outstanding hereunder, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had he or she been the record holder of a number of Shares equal to the number of Units outstanding hereunder (whether or not vested) on the record date of such dividend or distribution. Such special cash payment will be paid at the same time as the related dividend or distribution and will be subject to withholding for applicable taxes.

6. No Limitation on Rights of the Company. The granting of Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment at any time for any reason, with or without cause.

8. Tax Treatment and Withholding.

(a) The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b) It is a condition to the Company’s obligation to issue Shares hereunder that the Participant pay to the Company such amount as may be required to satisfy all tax withholding obligations arising in connection with this Award (or otherwise make arrangements acceptable to the Company for the satisfaction of such tax withholding obligations). If the required withholding amount required is not timely paid or satisfied, the Participant’s right to receive such Shares will be permanently forfeited. The Company, in its discretion, may withhold Shares otherwise issuable hereunder in satisfaction of the minimum amount required to be withheld in connection with this Award (based on the Fair Market Value of such Shares on the date of such withholding).

9. Notices.

(a) Any notice required to be given or delivered to the Company under the terms of this Agreement will be addressed to it in care of its Secretary, FMC Corporation, 1735 Market Street, Philadelphia, PA 19103, and any notice to the Participant (or other person entitled to receive the Units) will be addressed to such person at the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Except as otherwise provided below in Section 9(b), any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

(b) The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

10. Beneficiaries. In the event of the death of the Participant, the issuance of Shares under Section 3 shall be made in accordance with the Participant’s written beneficiary designation on file with the Company (if such a designation has been duly filed with the Company, in the form prescribed by the Company and in accordance with the notice provisions of Section 9(a)). In the absence of any such beneficiary designation, the delivery of Shares under Section 3 will be made to the person or persons to whom the Participant’s rights shall pass by will or by the applicable laws of intestacy.

11. Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) he or she has read the Plan, (c) all Units are subject to the Plan, (d) in the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern, and (e) pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.

12. Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto.

13. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts-of-laws.

14. Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Participant expressly gives his consent to the Company to process such personal data.

15. Claims Procedure.

(a) To the extent the issuance of Shares hereunder is deferred until termination of employment, this Agreement is intended to constitute part of a “top-hat” plan described in Section 201(2) of ERISA. Therefore, to initiate a claim with respect to the settlement of Units, the Participant (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) (the “Claimant”) must file a written request with the Company. Upon receipt of such claim, the Company will advise the Claimant within ninety (90) days of receipt of the claim whether the claim is denied. If special circumstances require more than ninety (90) days for processing, the Claimant will be notified in writing within ninety (90) days of filing the claims than the Company requires up to an additional ninety (90) days to reply. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made.

(b) If the claim is denied in whole or in part, the Claimant will be provided a written opinion, in language calculated to be understood by the Claimant, setting forth (i) the specific reason(s) for the denial of the claim, or any part of it, (ii) specific reference(s) to pertinent provisions of the Plan or this Agreement upon which such denial was based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary, (iv) an explanation of the claim appeal procedure set forth in Section 15(c), below ; and (v) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon appeal.

(c) Within sixty (60) days after receiving a notice from the Company that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Company a written request for a review of the denial of the claim. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the initial determination within such sixty (60) days period, the Claimant will be barred and estopped from challenging the determination.

(d) Within sixty (60) days after the Company’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, without regard to whether such materials were submitted or considered in the initial review, the Company will render a written opinion. The manner and content of the final decision will include the same information described above in Section 15(b) with respect to the initial determination. If special circumstances require that the sixty (60) day time period be extended, the Company will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made. Any decision on appeal will be final, conclusive and binding upon all parties.

16. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

17. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

FMC CORPORATION

By:
Title:
Date:

PARTICIPANT

Signature:
Address:

Date: